                                                                Exhibit 11.0


                               FLIR SYSTEMS, INC.

                     COMPUTATION OF NET EARNINGS PER SHARE
                      (In thousands except per share data)
                                  (Unaudited)



                                   Three Months Ended                Nine Months Ended
                                      September 30,                    September 30,
                                -------------------------         ------------------------
                                  1996             1995            1996            1995
                                -------           ------          ------          ------

Net earnings.................   $2,121            $  565          $3,283          $2,105
                                ======            ======          ======          ======

Weighted average number of
common shares outstanding....    5,336             5,249           5,320           5,236

Assumed exercise of stock
options net of shares assumed
reacquired under the treasury
stock method.................      284               264             259             293
                                ------            ------          ------          ------
                                 5,620             5,513           5,579           5,529
                                ======            ======          ======          ======

Earnings per share..........     $0.38             $0.10           $0.59           $0.38
                                ======            ======          ======          ======
